Exhibit 99.4

AMENDMENT NO. 3 TO THE

QUAKER CHEMICAL CORPORATION RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 1997)

WHEREAS, QUAKER CHEMICAL CORPORATION (the “Corporation”) maintains the Quaker Chemical Corporation Retirement Savings Plan (the “Plan”);

WHEREAS, the Plan was amended and restated effective January 1, 1997 and amended on two occasions thereafter; and

WHEREAS, the Corporation desires to amend the Plan to (1) reflect the Economic Growth and Tax Relief Reconciliation Act of 2001, (2) permit catch-up contributions effective January 1, 2003, (3) reflect regulations issued regarding minimum required distributions, and (4) make certain additional changes;

NOW, THEREFORE, effective January 1, 2002 (except where other effective dates are specifically provided), subject to approval by the District Director of Internal Revenue, the Corporation hereby amends the Plan as follows:

1. New Sections 1.5A and 1.5B are hereby added following Section 1.5 to read as follows effective January 1, 2003:

1.5A “Catch-Up Contributions” shall mean the additional contributions that a Catch-Up Eligible Employee may elect to make, in accordance with Section 4.2A and Code section 414(v).

1.5B “Catch-Up Eligible Employee” shall mean, with respect to a Plan Year, an Eligible Employee who is eligible to make Elective Contributions under Section 4.2 and who has or will attain age 50 before the end of such Plan year.

2. The second and third paragraphs of Section 1.8 (Compensation) are deleted and replaced by the following:

The annual Compensation of each Employee taken into account in determining allocations under the Plan for any Plan Year beginning after December 31, 2001 shall not exceed $200,000, as adjusted by the Commissioner of Internal Revenue for increases in the cost of living in accordance with Code section 401(a)(17)(B). Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

3. A new sentence is added at the end of Section 1.10 (Deferred Compensation) to read as follows effective January 1, 2003:

The term “Deferred Compensation” shall include Catch-Up Contributions except to the extent provided in Section 4.2A, Code section 414(v) or final or proposed regulations or other guidance issued by the Internal Revenue Service.

4. A new sentence is added at the end of Section 1.13 (Elective Contributions) to read as follows effective January 1, 2003:

The term “Elective Contributions” shall include Catch-Up Contributions except to the extent provided in Section 4.2A, Code section 414(v) or final or proposed regulations or other guidance issued by the Internal Revenue Service.

5. Section 1.30 is amended to read as follows for purposes of determining whether the Plan is a Top-Heavy Plan for Plan Years beginning after December 31, 2001:

1.30 “Key Employee” means any Employee or former Employee (and the beneficiaries of such Employee) who at any time during the Plan Year that includes the Determination Date (as defined in Section 2.2(e)) was:

(a) an officer of an Employer or any Affiliated Employer having annual compensation from the Employer and the Affiliated Employer greater than $130,000 (as adjusted under Code section 416(i)(1) for Plan Years beginning after December 31, 2002);

(b) a five percent owner of an Employer or any Affiliated Employer; or

(c) a one percent owner of an Employer or any Affiliated Employer who has annual compensation from an Employer and the Affiliated Employer for a Plan Year of more than $150,000.

For this purpose, annual compensation means compensation within the meaning of Code section 415(c)(3). The determination of who is a Key Employee shall be made in accordance with Code section 416(i) and applicable regulations and other guidance of general applicability issued thereunder.

6. Section 1.49 is amended to read as follows effective January 1, 2003:

1.49 “Rollover Contribution” means a contribution or direct rollover made pursuant to Section 4.10.

7. A new Section 1.49A is hereby added following Section 1.49, to read as follows effective January 1, 2003:

1.49A “Severance from Employment” means a severance from employment within the meaning of Code section 401(k)(2)(B)(i)(I), applicable regulations thereunder, and other guidance of general applicability issued thereunder.

8. Section 1.52 is amended to read as follows effective January 1, 2003:

1.52 “Terminated Participant” means a person who has been a Participant, but who has experienced a Severance from Employment (separation from service with respect to terminations prior to January 1, 2003) other than by reason of death, Total and Permanent Disability, or retirement.

9. The second paragraph of Section 2.2(a) is amended to read as follows for purposes of determining whether the Plan is a Top-Heavy Plan for Plan Years beginning after December 31, 2001:

If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, the present value of such Participant’s accrued benefit and/or such Participant’s Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top-Heavy Plan (or whether any Aggregation Group which includes this Plan is a Top-Heavy Group). In addition, the accrued benefits and accounts of any individual who has not performed services for an Employer during the one-year period ending on the Determination Date shall not be taken into account.

10. Section 2.2(c)(iii) is amended to read as follows for purposes of determining whether the Plan is a Top-Heavy Plan for Plan Years beginning after December 31, 2001:

(iii) Any Plan distributions made with respect to the Employee under the Plan and any Plan aggregated with the Plan under Code section 416(g)(2) during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.”

11. Section 4.1(a) is amended by adding a new paragraph (v) to the end thereof to read as follows effective January 1, 2003:

(v) Catch-Up Contributions made pursuant to Section 4.2A.

12. The first sentence of Section 4.2(a) is amended to read as follows effective January 1, 2003:

(a) Each Participant may elect to defer his Compensation which would have been received in the Plan Year, but for this deferral election, by any whole percentage up to fifty percent (50%) (or fifteen percent (15%) prior to January 1, 2003) (“Deferral Election Percentage”).***

13. Section 4.2(c) is amended to read as follows effective January 1, 2003:

(c) Elective Contribution amounts held in the Participant’s Elective Account and Stock Bonus Plan Account shall not be distributable earlier than:

(i) a Participant’s Severance from Employment, death or Total and Permanent Disability;

(ii) a Participant’s attainment of age 59½;

(iii) upon hardship of the Employee (pursuant to Section 6.11); or

(iv) the termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan as defined in Code section 4975(e)(7)) as described in Code section 401(k)(10).

14. Section 4.2(d)(i) is amended to read as follows:

(d) No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Code section 402(g) in effect for such taxable year, except to the extent permitted under Section 4.2A and Code section 414(v), if applicable (the “402(g) limit”).

(i) If the Participant’s Deferred Compensation made under this Plan (reduced by Deferred Compensation previously distributed or returned to the Participant) and the Participant’s other elective deferrals to a plan or arrangement described in Code section 402(g)(3) (whether or not maintained by the Employer or an Affiliated Employer) exceed the 402(g) limit, the Participant shall allocate to the Plan or to such other plan or arrangement described in Code section 402(g)(3) the excess deferrals (referred to as “Excess Deferred Compensation”). The Participant shall notify the Administrator of such allocation in writing no later than the March 1 following the Participant’s taxable year in which the Excess Deferred Compensation was made.

15. Section 4.2(f) is amended to read as follows effective January 1, 2003:

(f) In the event a Participant has received a hardship distribution pursuant to Regulation 1.401(k)-1(d)(2)(iii) (or any successor thereto) from this or any other plan maintained by the Employer, then the suspension rules set forth in Section 6.11(c)(ii) and the post-hardship contribution limit set forth in Section 6.11(c)(iv) shall apply.

16. A new sentence is added to the end of Section 4.2(j)(iv) to read as follows:

Any such limit on the amount of Elective Contributions made to the Plan on behalf of Highly Compensated Employees, as determined by the Administrator, shall be deemed an amendment to the Plan for purposes of Regulation 1.401-1, but the adoption of such limit shall not be subject to Section 8.1.

17. A new Section 4.2A is hereby added following Section 4.2 to read as follows effective January 1, 2003:

4.2A Catch-Up Contributions

(a) Model Amendment. A Catch-Up Eligible Employee shall be eligible to make additional contributions (“Catch-Up Contributions”) in accordance with, and subject to the limitations of, Code section 414(v) effective (i) January 1, 2003 with respect to Catch-Up Eligible Employees who are not members of a collective bargaining unit, or (ii) the latest allowable date under Prop. Treas. Reg. §1.414(v)-1(j) with respect to Catch-Up Eligible Employees who are members of a collective bargaining unit. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. Furthermore, the Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such Catch-Up Contributions.

(b) Rules Regarding Catch-Up Contributions. The Plan shall be administered in accordance with any final or proposed regulations or other guidance issued by the Internal Revenue Service under Code section 414(v). Subject to such regulations and other guidance, the following provisions shall apply with respect to Catch-Up Contributions:

(i) On and after the applicable effective date, a Catch-Up Eligible Employee shall be given an opportunity to elect to make Catch-Up Contributions for a Plan Year. Such election shall be made at such time and in such manner as prescribed by the Administrator.

(ii) No Employer Matching Contributions shall be made with respect to Catch-Up Contributions.

(iii) Except as otherwise provided in this Section 4.2A, Catch-Up Contributions and earnings thereon shall be treated in the same manner as Elective Contributions made pursuant to Section 4.2 ( and earnings thereon) and Deferred Compensation.

18. The last sentence of the first paragraph of Section 4.5(f) (regarding required contributions for any Top-Heavy Year) is deleted and replaced by the following:

Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and this subsection (f). Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as Matching Contributions for purposes of the actual contribution percentage test set forth in Section 4.6(b) and other requirements of Code section 401(m).

19. Section 4.6(c) (regarding the multiple use test) is deleted for Plan Years beginning after December 31, 2001.

20. Section 4.7 is amended by (1) eliminating all references to Section 4.6(c) for Plan Years beginning after December 31, 2001, and (2) deleting paragraph (vi) (other than subparagraph (3)) and redesignating subparagraph (3) as paragraph (vi).

21. Section 4.8(a) is amended to read as follows:

(a) Except to the extent permitted under Section 4.2A and Code section 414(v), if applicable, the maximum annual addition that may be contributed or allocated to a Participant’s accounts under the Plan for any limitation year beginning after December 31, 2001 shall not exceed the lesser of –

(i) $40,000, as adjusted for increases in the cost-of-living under Code section 415(d), or

(ii) 100 percent of the Participant’s 415 Compensation for such limitation year.

The compensation limit referred to in paragraph (ii) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code section 401(h) or 419(A)(f)(2)) which is otherwise treated as an annual addition.

22. The first sentence of the second paragraph Section 4.8(b) is amended to read as follows:

For purposes of applying the limitations of Code section 415, a Rollover Contribution is not an annual addition.

23. Section 4.10(a) is amended to read as follows effective January 1, 2003:

4.10	ROLLOVERS INTO PLAN

(a) With the consent of the Administrator, effective January 1, 2003 the Plan will accept a participant contribution or a direct rollover of an eligible rollover distribution by a Participant from the following:

(i) a qualified plan described in Code section 401(a) or 403(a), excluding after-tax employee contributions;

(ii) an annuity contract described in Code section 403(b), excluding after-tax contributions;

(iii) an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and

(iv) the portion of a distribution from an individual retirement account or annuity described in Code section 408(a) or 408(b) (an “IRA”) that would otherwise be includable in gross income;

provided, however that (A) the rollover will not jeopardize the tax-exempt status of the Plan or Trust or create adverse tax consequences for the Employer, (B) a distribution to which the Participant is entitled as a surviving spouse shall not be rolled over to the Plan, and (C) rollovers from IRAs shall be limited to participant rollover contributions (and not direct rollovers). If the Administrator determines the rollover amount contains an invalid rollover amount, such amount plus any earnings shall be distributed within a reasonable time after such determination. The amounts transferred shall be set up in a separate account herein referred to as a “Participant’s Rollover Account.” Such account shall be fully vested at all times and shall not be subject to forfeiture for any reason.

24. Section 4.10(f) is deleted effective January 1, 2003.

25. Section 6.5(e) is amended to read as follows with respect to distributions made after December 31, 2001:

(e) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article VI, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have all or a portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(i) For purposes of this subsection (e), “eligible rollover distribution” shall mean any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution shall not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code section 401(a)(9); and (iii) any amount that is distributed on account of hardship. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), or to a qualified defined contribution plan described in Code section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii) For purposes of this subsection (e), “eligible retirement plan” shall mean any of the following that accepts the distributee’s eligible rollover distribution: an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), a qualified trust described in Code section 401(a), an annuity contract described in Code section 403(b) or an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.

(iii) For purposes of this subsection (e), “distributee shall include an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order (as described in Code section 414(p)) are distributees with regard to the interest of the spouse or former spouse.

(iv) For purposes of this subsection (e), “direct rollover” shall mean a payment by the Plan to the eligible retirement plan specified by the distributee.

26. Sections 6.5(g), 6.6(b) and 6.6(c) are amended by adding the following sentence to the end thereof:

Section 6.6A shall govern minimum distribution requirements for calendar years beginning with the 2003 calendar year.

27. A new section 6.6A is added following Section 6.6 to read as follows:

6.6A	REQUIRED MINIMUM DISTRIBUTIONS

(a) Purpose and Effective Date. In accordance with Revenue Procedure 2002-29, this Section 6.6A is adopted to reflect regulations under Code section 401(a)(9) published in 2002. The provisions of this Section 6.6A will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(b) Precedence. The requirements of this Section 6.6A will take precedence over any inconsistent provisions of the Plan.

(c) Requirements of Treasury Regulations Incorporated. All distributions required under this Section 6.6A will be determined and made in accordance with the Treasury regulations under Code section 401(a)(9).

(d) Time and Manner of Distribution.

(i) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(ii) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70½, if later.

(B) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this paragraph (ii), other than paragraph (ii)(A) will apply as if the surviving spouse were the Participant.

For purposes of this paragraph (ii) and Section 6.6A(f), unless paragraph (ii)(D) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If paragraph (ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph (ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under paragraph (ii)(A)), the date distributions are considered to begin is the date distributions actually commence.

(iii) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Section 6.6A(e) and Section 6.6A(f). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code section 401(a)(9) and the Treasury regulations.

(e) Required Minimum Distributions During Participant’s Lifetime.

(i) Amount of Required Minimum Distributions For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A) The quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Treas. Reg. §1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B) If the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Treas. Reg. §1.401(a)(9)-9, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthday in the Distribution Calendar Year.

(ii) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this subsection (e) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(f) Required Minimum Distributions After Participant’s Death.

(i) Death On or After Date Distributions Begin.

(A) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary,

the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

I. The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

II. If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

III. If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) Death Before Date Distributions Begin.

(A) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 6.6A(f).

(B) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C) Death of Surviving Spouse Before Distributions to Surviving Spouse are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 6.6A(d)(ii)(A), this paragraph (ii) will apply as if the surviving spouse were the Participant.

(g) Distribution Forms. This Section 6.6A shall not entitle the Participant or beneficiary to any form of distribution not otherwise available under the Plan, or delay the date as of which any benefit is to be paid under any other provision of the Plan.

(h) Definitions.

(i) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 1.5 and is the designated beneficiary under Code section 401(a)(9) and Treas. Reg. §1.401(a)(9)-1, Q&A-4.

(ii) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 6.6A(d)(ii). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii) Life Expectancy. Life expectancy as computed by use of the Single Life Table in Treas. Reg. §1.401(a)(9)-9.

(iv) Participant’s Account Balance. The balance in the Participant’s Aggregate Account as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (“Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Participant’s Aggregate Account as of dates in the Valuation Calendar Year after the valuation date and decreased by distributions made in the Valuation Calendar Year after the valuation date. The balance in the Participant’s Aggregate Account for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

(v) Required Beginning Date. The date specified in Section 6.5(c).

28. Paragraphs (ii) and (iv) of Section 6.11(c) (regarding hardship distributions) are amended to read as follows:.

(ii) all plans maintained by the Employer provide that the Participant’s Elective Contributions (and any employee contributions) will be suspended for:

(A) twelve (12) months after the receipt of the hardship distribution in the case of a hardship withdrawal made before January 1, 2003; or

(B) six (6) months after the receipt of the hardship distribution in the case of a hardship withdrawal made on or after January 1, 2003;

* * *

(iv) all plans maintained by the Employer provide that the Employee may not make Elective contributions for the Participant’s taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Code section 402(g) for such taxable year less the amount of such Participant’s Elective Contributions for the taxable year of the hardship distribution; provided, however, that such post-hardship contribution limit shall not apply effective January 1, 2003 for participants who receive hardship withdrawals after December 31, 2001.

29. Sections 1.39. 1.51 and 4.5(b)(i) are amended effective January 1, 2003 by adding “or Section 4.2A” following “Section 4.2” (“Section 4.2(a)” in the case of Section 4.5(b)(i)).

30. Effective January 1, 2003, the phrases “separation from service,” termination of his employment” and “termination of employment” shall be replaced by the term “Severance from Employment” each place any such phrase appears in Sections 1.26, 6.2(a), 6.3, 6.4, 6.5(b) and 7.7.

31. Effective January 1, 2003, the phrase “terminate his employment” shall be replaced by the phrase “incur a Severance from Employment” each place such phrase appears in Section 6.1.

32. Certain provisions of this Amendment No. 3 are adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). Such provisions are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder.

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed this 20th day of October, 2002.

QUAKER CHEMICAL CORPORATION

Attest:	/s/ D. Jeffry Benoliel	By:	/s/ James A. Geier

James A. Geier Vice President of Human Resources